Exhibit 10.2

COLLABORATIVE DEVELOPMENT AGREEMENT

This Collaborative Development Agreement (the “Agreement”), effective as of March 13, 2017, (the “Effective Date”), is made by and between IsoRay Medical, Inc., a Delaware corporation with offices at 350 Hills St., Suite 106, Richland, WA 99354 (“IsoRay”), and GammaTile, LLC, an Arizona limited liability company, having its principal place of business at 2242 E. Catclaw St Gilbert, AZ 85296 (“GammaTile LLC”). IsoRay and GammaTile LLC may be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

Whereas, IsoRay is experienced in the separation, purification, and manufacture of cesium-131 sources (“IsoRay Cs-131 Seeds”); the development and application of such IsoRay Cs-131 Seeds in brachytherapy for the treatment of cancer; and the incorporation and use of such IsoRay Cs-131 Seeds in automated assays;

Whereas, GammaTile LLC is experienced in the development, design, manufacture and clinical use of biocompatible radioisotope carriers for brachytherapy, including GammaTile LLC’s customizable carriers configured as squares or rectangles (referred to as “GammaTiles”); and

Whereas, the Parties desire to collaborate to: (1) refine GammaTile LLC’s manufacturing process(es) to develop a novel brachytherapy product, which incorporates IsoRay Cs-131 Seeds within GammaTiles (the “GammaTile Product”) for the treatment of tumors (the “Field”); and (2) seek regulatory approval for the GammaTile Product (together the “Collaboration Project”).

Now, therefore, in consideration for the covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below:

1	Overview of the Collaboration.

1.1     Statement of Work. The Parties have agreed on a written statement of work (the “Statement of Work”) that describes the specific activities to be performed in connection with the Collaboration Project, along with the timelines and deliverables relevant to the foregoing. The Statement of Work existing on the Effective Date is attached hereto as Exhibit A. The Statement of Work may be modified or amended from time to time during the term of this Agreement solely by the written agreement of the Parties.

1.2     Collaborative Activities; IsoRay Services. Each Party shall perform any obligations allocated to it in the Statement of Work in professional and workmanlike manner consistent with prevailing industry standards. Without limiting the foregoing, the Parties acknowledge that the Statement of Work describes certain design and development activities and certain related regulatory consulting services to be performed by IsoRay (collectively, the “IsoRay Services”), and IsoRay agrees to perform the IsoRay Services in accordance with the terms and conditions of this Agreement, including the Statement of Work.

1.3     FDA and Other Product Regulations. Each Party shall perform its activities under the Collaboration Project in compliance with all applicable federal, state or local laws and regulations, including without limitation regulations promulgated by the United States Food and Drug Administration, or any successor agency thereto having jurisdiction over the GammaTile Product (the “FDA”).

1.4     Exclusive Manufacturing by IsoRay. The cost sharing described in Section 2.1 reflects the understanding that IsoRay will be the exclusive supplier of the GammaTile Product over a period of at least ten (10) years, pursuant to the terms and conditions of the Exclusive Supply Agreement between the parties dated [___________], as amended from time to time (the “Exclusive Supply Agreement”).

1.5     Progress Reports and Steering Committee. IsoRay will supply GammaTile LLC with monthly reports in writing summarizing the progress of the IsoRay Services. The Parties will also establish a steering committee as set forth in Exhibit C (the “Steering Committee”) for the oversight of the Collaboration Project. The Steering Committee will perform the tasks set forth in Exhibit C, and resolve disputes that may arise out of the performance of the Collaboration Project. Notwithstanding anything to the contrary herein, the Steering Committee shall not have the authority to amend, revise, or interpret this Agreement or any Exhibit hereto.

1.6     Project Timelines. Both IsoRay and GammaTile LLC will use commercially reasonable efforts to adhere to the project timelines outlined in the Statement of Work. Both Parties are expected to provide project feedback and testing data during the Collaboration Project in a timely manner in order to ensure that the project goals are achieved within the timeline proposed in the Statement of Work. The Parties agree to work together in good faith to mitigate the impact of any potential delays on the overall project timeline. Each Party will promptly inform the other Party if such delays are expected.

2.	Payment For Services

2.1.     Cost Sharing. IsoRay and GammaTile LLC will share costs associated with the Collaboration Project equally. On a periodic basis during the term of the Collaboration Project, IsoRay shall submit written invoices to GammaTile LLC in amounts necessary to implement such cost sharing on an ongoing basis as costs are incurred by the Parties (including without limitation as IsoRay incurs costs in connection with the IsoRay Services). Such invoices shall include reasonable documentation of costs incurred.

2.2.     Payment Terms. Payment is due thirty (30) days from GammaTile LLC’s receipt of an invoice. Invoices by IsoRay will include charges for all applicable taxes, if any. Payment shall be made by GammaTile LLC to IsoRay in U.S. dollars, and by bank check of immediately available funds to an account designated by IsoRay.

2.3.     Budgets. Each Party acknowledges and agrees that it is in the Parties’ mutual interest to control costs associated with the Collaboration Project, and each Party shall use commercially reasonable efforts to adhere to any budgets for Collaboration Project activities that are set forth in the Statement of Work or otherwise mutually agreed in writing by the Parties or by unanimous agreement of the Steering Committee. An initial budget for the IsoRay Services is set forth in Exhibit B, which budget is based on the Statement of Work existing on the Effective Date and is subject to the assumptions and other terms and conditions described in Exhibit B. If there is any change in the Collaboration Project or the IsoRay Services that impact cost or timing, then the Parties will discuss the change in good faith and agree on any appropriate modifications to timelines or budgets in the Statement of Work that are required in order to reflect such change.

2.4.     Equipment. GammaTile LLC acknowledges and agrees that any equipment developed, modified, or otherwise acquired or purchased solely by IsoRay, which costs are not subject to cost sharing pursuant to Section 2.1, for use in the IsoRay Services (“IsoRay Equipment”) shall be solely owned by IsoRay upon conclusion or termination of the IsoRay Services.

2.5.     Right to Stop Work; Attorney’s Fees. In the event that GammaTile LLC fails or refuses to make any payment due to IsoRay under this Agreement (including pursuant to Section 2.1) and such payment remains delinquent for a period of thirty (30) days from and after its due date, IsoRay may stop all work under this Agreement and retain all work in progress until all outstanding invoices are paid in full. In the event of an uncured default in payment, IsoRay will be entitled to all reasonable costs of collection, including reasonably incurred legal fees.

3.     Confidential Information.

3.1.     Each Party to this Agreement (“Receiving Party”), during the term of this Agreement and for a period of five (5) years thereafter, unless such Confidential Information is a trade secret and then such information shall be held in trust and confidential until such Confidential Information is no longer a trade secret, will hold in trust and confidence and will not use (other than in performance of its obligations hereunder) the Confidential Information of the other Party (the “Disclosing Party”). For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, the technical, financial and business information relating to the Disclosing Party and its inventions, products, research and development, finances, customers, suppliers, marketing and future business plans, and any third-party’s proprietary or confidential information disclosed in the course of providing or receiving services hereunder. In addition, Confidential Information also includes the terms, structure and cost information of this Agreement, as well as information disclosed by either Party before the date of this Agreement. For clarity, IsoRay Regulatory Data shall be deemed IsoRay’s Confidential Information.

3.2.     Notwithstanding the other provisions of this Agreement, nothing received by the Receiving Party from the date of this Agreement will be considered Confidential Information of the Disclosing Party if (as demonstrated by written evidence or oral testimony) (a) it has been published or is otherwise readily available to the public other than by a breach of this Agreement, (b) it has been rightfully received by the Receiving Party from a third party without confidential limitations, (c) it has been independently developed for or by the Receiving Party by personnel or agents having no access, use of, or reference to the Confidential Information of the Disclosing Party, or (d) it was known to the Receiving Party (as shown by its books and records) prior to its first receipt from the Disclosing Party. Confidential Information may be disclosed to the extent required to be disclosed by applicable law, governmental rule or regulation or order of a court with competent jurisdiction, provided that Receiving Party provides reasonable prior notice to the Disclosing Party to enable the Disclosing Party to limit or prevent the disclosure. Each Party will ensure that its employees and agents who have access to Confidential Information of the other Party have signed a non-disclosure and non-use agreement with content similar to the provisions of this Section 3 prior to the disclosure of any Confidential Information hereunder.

3.3.     Because of the unique and proprietary nature of the Confidential Information, it is understood and agreed that the Disclosing Party’s remedies at law for a breach or threatened breach by the Receiving Party of its obligations under this Section 3 may be inadequate and that the Disclosing Party may be entitled to equitable relief (including, without limitation, provisional and permanent injunctive relief and specific performance). Nothing stated in this Section 3 shall limit any other remedies provided under this Agreement or which are available to the Disclosing Party at law or in equity. Upon expiration or termination of this Agreement for any reason, each Party will return (or certify as destroyed) all Confidential Information (including all copies thereof) of the other Party in its possession or control, provided however, a Receiving Party may retain a single copy of such Confidential Information in its confidential files for purposes of determining compliance with this Agreement.

4.	Intellectual Property Rights.

4.1     Ownership of Background Intellectual Property. As between the Parties, each Party will retain all right, title and interest in and to any and all of its own Background Intellectual Property. “Background Intellectual Property” means patents, know-how, trade secrets, ideas, inventions or any other form of intellectual property and proprietary rights of any and every kind and nature, no matter how designated, and including all registrations, applications, renewals and extensions thereof owned, licensed or otherwise controlled by a Party prior to the Effective Date or that are conceived, developed, licensed or otherwise brought under the control of a Party outside the Collaboration Project. Background Intellectual Property shall include the “GammaTile LLC Background IP” and the “IsoRay Background IP”, which is described in Exhibit E and incorporated herein.

4.2     IsoRay Inventions, GammaTile Inventions, and Collaboration IP.

(a)     “Inventions” shall mean any work product, patents, know-how, trade secrets, ideas, inventions or other intellectual property created, conceived, reduced to practice, or developed, either solely or jointly by IsoRay and/or GammaTile LLC in the course of performing the Services.

(b)     All right, title, and interest in and to any Invention developed in the course of the Services that relates to IsoRay Background Intellectual Property, including IsoRay Cs-131 Seeds or any improvements or uses thereof, shall be solely owned by IsoRay (“IsoRay Inventions”); provided, however, that any other novel uses of the IsoRay Cs-131 Seeds in combination with GammaTiles or GammaTile LLC’s other proprietary carriers or loaders, which uses are an improvement to GammaTile LLC Background IP and already claimed by GammaTile LLC Background IP, shall be solely owned by GammaTile LLC.

(c)     All right, title and interest in and to any Invention developed in the course of the Services that relates to GammaTile LLC Background IP, including carriers, loaders, shielding, software and designs, or any improvements or uses thereof, shall be solely owned by GammaTile LLC (“GammaTile Inventions”).

(d)     All right, title and interest in and to any other novel Inventions developed in the course of the Collaboration that relates to packaging, sterilization, or other areas not covered by GammaTile LLC Background IP (or any improvements thereof), IsoRay Background IP (or any improvements thereof), IsoRay Inventions, or GammaTile Inventions shall be jointly owned by IsoRay and GammaTile LLC (“Collaboration IP”).

(e)     Each Party hereby grants to the other Party a fully paid, non-exclusive, royalty-free license, under any patents, know-how, or trade-secrets that are owned or controlled by such Party and that are necessary or useful for carrying out the Collaboration Project, solely to perform the Services.

(f)     The Steering Committee shall determine whether or not to file and prosecute a patent application on any jointly owned Collaboration IP, and whether or not to maintain a patent issued on such Collaboration IP. The Steering Committee shall also determine, based on the subject matter and each Party’s respective technical expertise, which Party will be responsible for the preparation, filing, prosecution and maintenance of each patent application and patent included in the jointly owned Collaboration IP (“Patent Prosecution”). The costs of Patent Prosecution shall be shared pursuant to Section 2.1, regardless of which Party is responsible for prosecution. The Steering Committee shall oversee all Patent Prosecution and decisions regarding commercialization of Collaboration IP.

5.     Regulatory Data and 510(k) Clearance.

5.1.     Notwithstanding anything to the contrary herein, GammaTile LLC will own all aspects of the Device Master Records for the GammaTile Product that are unique and specific to the GammaTile Product (“Product DMR”). Notwithstanding anything to the contrary herein, IsoRay shall own all technical and regulatory data generated in the course of performing the Collaboration Project relating to IsoRay Cs-131 Seeds or IsoRay Background IP (“IsoRay Regulatory Data”). The IsoRay Regulatory Data includes, without limitation, the Design History Files for the IsoRay Cs-131 Seeds, but excludes the Product DMR. Except for the Product DMR and the IsoRay Regulatory Data, all other data or results generated or developed by either Party in the course of the Collaboration (collectively, “Collaboration Data”) shall be jointly owned by both Parties, and each Party may disclose such Collaboration Data subject to Section 8 herein; provided, however, that neither Party may disclose any of the other Party’s Confidential Information or Background Intellectual Property without such Party’s prior written consent. Additional regulatory obligations are set forth in Exhibit D.

5.2.     The Parties acknowledge and agree that IsoRay shall use the Product DMR, IsoRay Regulatory Data, and Collaboration Data to file a “Premarket Notification” under Section 510(k) of the United States Federal Food, Drug and Cosmetics Act for the GammaTile Product and obtain clearance from the FDA that permits marketing of the GammaTile Product in the United States (the “510(k) Clearance”).

5.3.     Once 510(k) Clearance is obtained from the FDA to IsoRay, GammaTile LLC shall have the option, exercisable at its sole discretion with at least sixty (60) days advance written notice to IsoRay, to require IsoRay to transfer such 510(k) Clearance to GammaTile LLC or its designee. Except for assignment to its affiliates, subsidiaries, or to an acquirer or successor-in-interest (which assignees shall also be bound by IsoRay’s obligations under this Agreement, including the obligation to transfer the 510(k) Clearance to GammaTile LLC), IsoRay has no right to assign such 510(k) Clearance to any other party than GammaTile LLC without the prior written approval from GammaTile LLC. IsoRay shall use commercially reasonable efforts to transfer such 510(k) Clearance in compliance with all applicable laws, rules, regulations, and guidelines, including those promulgated by the FDA or any related regulatory agency thereto; provided, however, that IsoRay expressly disclaims any representation or warranty regarding GammaTile LLC’s ability to assume, accept, or perform manufacturing activities under such 510(k) Clearance. To the extent that there are any legal or regulatory or other issue(s) that could prevent or delay the transfer of the 510(k) Clearance from IsoRay to GammaTile LLC, the Parties agree to use commercially reasonable efforts to cooperate with one another and with any government agency to overcome any such issue(s).

5.4.     For the avoidance of doubt, the use of any Collaboration Data or any research tools by a Party shall remain subject to any dominating patent rights of the other Party that are not otherwise licensed to such Party. Additionally, scientific publication and/or presentation of IsoRay Regulatory Data or the Collaboration Data must be conducted in compliance with Section 8 below.

5.5.     In the event GammaTile LLC desires IsoRay to provide separate services to assist with GammaTile LLC’s exploitation of the 510(k) Clearance, other than the Exclusive Manufacturing Agreement, the Parties agree to negotiate a separate services agreement in good faith to set forth such additional services.

6.	GammaTile LLC Acknowledgement; Disclaimer.

6.1     Acknowledgements by GammaTile LLC. GammaTile LLC hereby acknowledges that (i) the GammaTile Product may be incorporated into another product, process or service to be developed and commercialized by GammaTile LLC, (ii) as between GammaTile LLC and IsoRay, GammaTile LLC is solely responsible for the final review, acceptance, testing and approval of all features of any products, processes or services it may develop and commercialize, and (iii) the specifications and requirements for the product, process or services to be developed and commercialized by GammaTile LLC have been, or will be, determined and provided solely by GammaTile LLC, and GammaTile LLC shall be solely responsible for the sale, use, and distribution of such product, process, or services, and any liabilities or damages arising in connection therewith.

6.2    DISCLAIMER. THE PARTIES ACKNOWLEDGE THAT THIS IS AN AGREEMENT FOR SERVICES AND NOT FOR THE SUPPLY OF FINISHED GOODS FOR SALE, WHICH SHALL BE COVERED UNDER THE EXCLUSIVE MANUFACTURING AGREEMENT. ISORAY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES RENDERED OR WORK PRODUCT CREATED, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.   Limitation of Liability. EXCEPT FOR A BREACH OF CONFIDENTIALITY (SECTION 3) OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS (SECTION 8), NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE OR OBLIGATED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, PRODUCT LIABILITY OR OTHER LEGAL OR EQUITABLE REMEDY: (A) FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE OF TWICE THE AMOUNT OF FEES PAID (BUT NOT COSTS REIMBURSED) TO IT HEREUNDER; (B) IN THE CASE OF GAMMATILE LLC, FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES OR RIGHTS; (C) FOR ANY MATTER REASONABLY BEYOND ITS CONTROL; OR (D) FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OF ANY NATURE SUFFERED BY ANY PERSON, INCLUDING LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY OR BUSINESS INTERRUPTIONS, WHETHER ARISING UNDER STATUTE, TORT (INCLUDING NEGLIGENCE) OR CONTRACT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.     Indemnification Obligations.

8.1     By IsoRay.   IsoRay shall defend, indemnify and hold harmless GammaTile LLC, its affiliates, its subcontractors, their respective successors and permitted assigns, and all of their respective directors, officers, employees, representatives, and agents (“GammaTile Indemnitees") from and against any and all third party claims, actions, proceedings, demands, losses, fines, damages, costs (including, without limitation, reasonable attorneys’ fees and related costs), and other remedies of any kind or nature (individually a “Claim” and collectively “Claims”) to the extent arising from (a) IsoRay’s gross negligence, willful misconduct, or breach of applicable US law, rule, or regulation; (b) claims of infringement of intellectual property from one or more third parties arising from the use, manufacture and sale of the IsoRay Cs-131 Seeds; and (c) injury to or death to a person, or loss of or damage to property resulting directly or indirectly from IsoRay’s performance of the IsoRay Services; in each of the foregoing cases, except to the extent to which GammaTile is obligated to indemnify IsoRay as provided for below and/or except to the extent where any such Claim in each of the foregoing cases results from the negligence, willful misconduct, or breach of this Agreement by GammaTile or any GammaTile Indemnitee.

8.2     By GammaTile LLC. GammaTile LLC shall defend, indemnify and hold harmless IsoRay, its affiliates, its subcontractors, their respective successors and permitted assigns, and all of their respective directors, officers, employees, representatives, and agents (“IsoRay Indemnitees") from and against any and all Claims to the extent arising from (a) GammaTile’s gross negligence, willful misconduct, or breach of applicable US law, rule, or regulation; (b) claims of infringement of intellectual property from one or more third parties arising from the use, manufacture and sale of the GammaTile Product, and (c) injury to or death to a person, or loss of or damage to property resulting directly or indirectly from the incorporation by GammaTile LLC of the GammaTile Product into any products, processes or services developed and commercialized by GammaTile LLC and GammaTile Indemnitees; in each of the foregoing cases, except to the extent to which IsoRay is obligated to indemnify GammaTile as provided for above and/or except to the extent where any such Claim in each of the foregoing cases results from the negligence, willful misconduct, or breach of this Agreement by IsoRay or any IsoRay Indemnitee.

8.3     Procedures. In the event that a Party seeks indemnification under this Section 8, it will inform the other Party of a Claim as soon as reasonably practicable after it receives notice of such Claim, will permit the indemnifying Party to assume direction and control of the defense of the Claim (but take into account the reasonable views of the other Party), which includes the right to settle the Claim solely for monetary consideration, will cooperate as reasonably requested (at the expense of the indemnifying party) in the defense of the Claim, and will not settle or compromise the Claim without the express, prior written consent of the indemnifying Party.

9	Publication.

9.1

Each Party shall have the right to publish and/or present, in scientific publications or presentations (a “Publication”), any Collaboration Data generated or produced by such Party, subject to the terms and conditions of this Section 9. A Party seeking to make a Publication (the “Publishing Party”) shall:

a.	disclose to the other Party in writing the Collaboration Data that it intends to publish and/or present at least thirty (30) days prior to Publication;

b.	provide to the other Party a copy of any manuscript containing Collaboration Data no later than the same day such manuscript is so submitted to the publisher or the like;

c.	provide to the other Party a summary of the conference presentation at which Collaboration Data will be presented at least five (5) days prior to such presentation; and

d.	Obtain permission from the other Party for publication which quotes the other Party or describes confidential results obtained by the other Party.

9.2      The receiving Party of such submissions and information agrees to hold all such submissions and information in confidence pending publication. The receiving Party shall promptly notify the Publishing Party if any information is necessary to delete as the receiving Party’s Confidential Information (as defined below) or if it desires a reasonable delay in Publication to allow patent filings to be made for any invention(s) disclosed in any such material. The Publishing Party shall comply with any reasonable request to delete Confidential Information of the receiving Party prior to Publication so long as the Publishing Party remains able to make a meaningful scientific Publication. In no case shall Publication be delayed by more than ninety (90) days from the date of initial disclosure of such submissions and information by the Publishing Party to the receiving Party. All Publications will be done in accordance with standard practices regarding authorship of scientific publications. Any Publication of Collaboration Data by either Party shall appropriately acknowledge the contributions of the other Party, and, if requested by one Party, IsoRay and GammaTile LLC shall discuss in good faith whether the Parties should jointly publish Collaboration Data that involved scientific contributions from both Parties.

9.3     The Parties shall issue a mutually acceptable joint press release announcing the Collaboration Project at a mutually agreed upon date. In the event that either Party to this Agreement wishes to issue any additional press or news release or other public announcement that publicizes or describes this Agreement or the transaction contemplated by the Parties, the text of the proposed press or news release or other public announcement shall first be submitted to the other Party for advance review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10	Term; Termination and Effects of Termination.

10.1.     Term. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner, will continue for twelve (12) months thereafter.    Such term may be extended by mutual agreement of the Parties.

10.2.     Termination. This Agreement may be terminated by either Party in the event of a material breach by the other Party that remains uncured after sixty (60) days’ prior written notice of such breach has been given by the Party seeking to terminate the Agreement. The date of termination of this Agreement is the "Termination Date".

10.3.     Effects of Termination. Upon termination or expiration of this Agreement, IsoRay will prepare and apply a final invoice, and apply the balance of GammaTile LLC’s check(s) to that final invoice. In the event there has been an excess payment by GammaTile LLC, the excess amount will be promptly refunded. GammaTile LLC agrees that it will pay for all Services performed and expenses incurred prior to termination of this Agreement. The provisions of Section 3 (Confidential Information), Section 4 (Intellectual Property Rights) 6.1 (GammaTile LLC Acknowledgement; Disclaimer), 6.2 (Disclaimer), 7 (Limitation of Liability), 8 (Indemnification Obligations), 10.3 (Effects of Termination) 10.4 (Cooperation for Assignment of Intellectual Property) and 11 (General) will survive the termination or expiration of this Agreement.

10.4.     Cooperation for Assignment of Intellectual Property. GammaTile LLC agrees to cooperate with IsoRay or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of IsoRay’ rights in the IsoRay Inventions and to execute when requested, any other document deemed necessary to carry out the purposes of Section 4. IsoRay agrees to cooperate with GammaTile LLC or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of GammaTile LLC’s rights in the GammaTile Inventions and to execute when requested, any other document deemed necessary to carry out the purposes of Section 4. The Parties jointly agree to cooperate with one another both during and after the term of this Agreement, in the procurement and maintenance of their joint rights in the Collaboration IP, and to execute when requested, any other document deemed necessary to carry out the purposes of Section 4.

11.     General.

11.1     Non-Solicitation. Neither Party will, during the term of this Agreement and for a period of twenty-four (24) months immediately following the termination of this Agreement, either directly or indirectly (i) solicit, induce, recruit or encourage any of the other’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the other, either for itself or for any other person or entity or (ii) solicit any customer or supplier of the other to cease doing business with the other Party.

11.2     Governing Law. This Agreement will be construed in accordance with and be governed by the laws of the State of Delaware, without reference to principles of conflicts of laws.

11.3     Disputes. If a dispute arises in relation to this Agreement, each Party must escalate the dispute in accordance with this Section 11.3 before commencing court proceedings (except proceedings for injunctive relief).

 11.3.1     A Party claiming a dispute has arisen (“Claimant”) must give the other Party notice setting out details of the dispute.

11.3.2

During the 30 days after a notice is given under clause 11.3.1, the Parties must escalate the dispute to the senior management and use their reasonable efforts to resolve the dispute in 30 days. If the Parties cannot resolve the dispute within that period, they must refer the dispute to a mediator if one of them requests.

11.3.3	The role of a mediator is to assist in negotiating a resolution of a dispute. A mediator may not make a binding decision on a Party to the dispute except if the party agrees in writing.

11.3.4	Any information or documents disclosed by a Party under this clause 11:

a)     must be kept confidential; and

b)     may only be used to attempt to resolve the dispute.

11.3.5	Each Party to a dispute must pay its own costs of complying with this clause 11. The Parties to the dispute will pay the cost of any mediator in equal share.

11.4     Notices. Any notice, report (other than progress reports delivered in accordance with Section 1.5 of this Agreement), approval, consent or correspondence required or permitted to be given hereunder will be in writing and shall be deemed received when delivered personally or sent by facsimile, or seventy-two (72) hours after being deposited in the U.S. mail or with a courier service. The Parties agree that all such notices will be sent to the address of the Party as it appears on the first page of this Agreement or to such other address as such Party may provide to the other by written notice.

11.5     Nature of Relationship. IsoRay’s relationship to GammaTile LLC is solely that of an independent contractor and nothing in this Agreement or otherwise should be construed to create a partnership, joint venture, agency, or employment relationship. Neither Party is the agent of, or shall in any manner hold itself out as being the agent of, the other Party. Neither Party is authorized to, or shall in any manner hold itself out as being authorized to make any commitment, representation, contract, or assume or incur any liability or obligation on behalf of the other unless specifically requested or authorized in writing duly signed by the other Party.

11.6     Entire Agreement; Prevailing Terms; Amendment. This Agreement, together with all Exhibits attached hereto and incorporated herein, constitutes the entire agreement between the Parties respecting the subject matter hereof and supersedes and cancels all previous or contemporaneous agreements, written or oral. The Parties agree that the terms and conditions of this Agreement will apply to all activities hereunder and cannot be modified or amended except by a writing duly signed by each Party. Therefore, the Parties agree that any different or additional terms of any related purchase order, confirmation, or similar form, even if signed by the Parties after the date hereof, will have no force and effect.

11.7     Successors and Assigns. Neither Party may assign, delegate, or transfer this Agreement to any third party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without such written consent in connection with a merger, acquisition, or sale of all or substantially all of the business to which this Agreement relates. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

11.8     Severability. In the event any provision of this Agreement is finally adjudged to be unenforceable or invalid, the Parties will negotiate to replace such unenforceable or invalid provision with a new provision that most closely approximates the economic effect of the provision adjudged unenforceable or invalid.

11.9     Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by governmental action, war, fire, explosion, strike, lockout, embargo, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure. Such excuse will continue as long as the condition preventing the performance continues. Upon cessation of the condition, the affected Party will promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder.

11.10     Publicity. Neither Party will issue press releases or make any other public announcement relating to this Agreement for any purpose whatsoever without the other Party’s prior written consent, which will not be unreasonably withheld, and provided that either Party may disclose the terms of this Agreement in confidence to its prospective or actual investors, agents, counsel and accountants on a need to know basis or as necessary to comply with law. Except as may be granted by this Agreement, no right, express or implied, is granted by this Agreement to allow either Party to use the company name, trade name or trademark of the other Party for any purpose.

11.11     Retained Rights. Nothing in this Agreement is intended to limit the ability of either Party to engage in any business with any person, subject to each Party performing its obligations under this Agreement.

11.12     No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and is not intended to and does not confer any right or benefit on any third party.

11.13     Counterparts. This Agreement may be executed in two (2) counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date above.

IsoRay Medical, Inc. Signed: /s/ Thomas LaVoy Name: Thomas LaVoy Title: CEO Dated: 3/14/2017	GammaTile, LLC Signed: /s/ David Brachman Name: David Brachman Title: Partner Dated: 3/13/2017

LIST OF EXHIBITS

EXHIBIT A.          Statement of Work

EXHIBIT B.          Initial Budget

EXHIBIT C.          Steering Committee

EXHIBIT D.          Regulatory Data

EXHIBIT E.          Background Intellectual Property

EXHIBIT A

STATEMENT OF WORK

[Mutually agreed to informally by the parties]

EXHIBIT B

Initial Budget

For purposes of this budget, costs have been broken down for estimates for equipment costs, sample product costs, testing and validation costs, documentation cost, costs for regulatory submissions, and the cost of labor to commercialize the GammaTile Product. These costs are estimates only and are not guaranteed or firm due to the variability of the requirements that are subject to the submission and approval process. Any cost reductions or overages that occur in the process will be equally shared by the Parties. The budget below covers estimated costs to be performed over the 7 months beginning [DATE].

Item	Packaged at IsoRay
Equipment Cost	$ 116,500
Sample Product Cost	$ 24,950
Testing & Validation Cost	$ 24,350
Documentation
Regulatory Submission Cost	$5,614
Labor	$ 153,650
Reimbursement- consulting	$ 66,000
E- Beam Facility licensing	$ 38,450
Total	$ 429,514

* Costs may change if any of the assumptions above changes, if GammaTile LLC makes any material change to the Collaboration Project, including any deliverables.

EXHIBIT C

Steering Committee and Responsibilities

a)     During the term of the Agreement, the Parties will use commercially reasonable efforts to provide oversight of, and coordinate on, the Collaboration Project. Each of the Parties shall appoint for that purpose two (2) or more individuals who will constitute the “Steering Committee”. Members of the Steering Committee may change from time to time, and each Party will notify the other of any changes within five (5) business days. The initial members of such Steering Committee will be:

(i)          For IsoRay:                   Bill Cavanagh

                                                    Krista Cline

For escalation:              Tom LaVoy

(ii)         For GammaTile LLC:    David Brachman

                                                     Theresa Thomas

For escalation:                [ TBD ]

b)     Members of the Steering Committee from each of the Parties shall hold conferences in person, by teleconference or by video conference on a regular basis during the term of the Agreement. The site, date and proposed agenda of any meeting shall be determined by mutual agreement between the members of the Steering Committee in a timely manner. All items discussed during such meetings shall be summarised in written minutes.

c)     Decisions of the Steering Committee shall be valid only if made (i) in the presence of at least two representatives of each Party and (ii) unanimously.

d)     The Steering Committee will oversee the Collaboration Project, including:

(i)     maintaining and monitoring the budget for the Collaboration Project

(ii)	monitoring the overall schedule and progress of the Collaboration Project, including achievement of milestones;

(iii)	supervising and recording the exchange of confidential information between the Parties;

(iv)

determining whether or not to file and prosecute a patent application on any jointly owned Collaboration IP, and whether or not to maintain a patent issued on such Collaboration IP pursuant to Section 4.2(f).

(v)

determining which Party will be responsible for the preparation, filing, prosecution and maintenance of any patent application and patent included in the jointly owned Collaboration IP, based on the subject matter of any Collaboration IP and each Party’s respective technical expertise, pursuant to Section 4.2(f).

(vi)	overseeing all Patent Prosecution (on Collaboration IP pursuant to Section 4.2(f)) and discussing and recommending solutions to any intellectual property-related issues that arise from time to time;

(vii)

determining whether some external circumstances, including without limitation changes in the regulatory constraints, evolutions in marketing requirements or changes in the industry standards require a modification of the Collaboration Project or an amendment to the Agreement;

(viii)

determining if a technical difficulty occurs that may lead to technical failure, discussing and agreeing ways of solving that technical difficulty (which may include modifying the Collaboration Project); and

(ix)	using commercially reasonable efforts to settle any dispute arising out of the performance of the Collaboration Project.

EXHIBIT D

Other Regulatory Obligations

1.	GammaTile LLC will grant cross-reference rights to IsoRay with respect to the Product DMR to the extent necessary to perform IsoRay’s obligations under this Agreement.

2.	IsoRay will use commercially reasonably efforts to provide information and support related to the GammaTile Product required for GammaTile LLC’s regulatory filings.

3.	Each party will maintain their individual Quality Management Systems.

4.	A process for sharing of complaint data and assisting in resolution of any quality issues specifically related to the GammaTile Product will be agreed by the parties

EXHIBIT E

Background Intellectual Property

I.	GammaTile LLC Background IP

See Exhibit E-1 for GammaTile, LLC Patent Summary dated January 14, 2017.

II.	IsoRay Background IP

         Methods of separating and purifying Cesium 131

         Methods of attaching Cesium 131 radionuclide to a substrate

         Methods of encapsulation in a titanium shell

         Combination of chemical and mechanical decontamination capable of rapid, efficient removal of surface contamination of the Cs-131 seed

         Automated Assay, Weighing and Binning of Cs-131 seeds based on activity ranges

         Automated seed counting and dispensing per customer requirements

         Automated loading of seeds into various devices (other than GammaTile LLC’s carriers)

o   Cartridges

o   Strands

o   Needles

ISORay U.S. Patents and applications

Seed IP Ref.	Country	Patent No.	Issue Date
408	Method of separation of cesium-131 from barium	6,066,302	23-May-2000
407	Brachytherapy implant seeds	7,410,458	12-Aug-2008
401	Method of separating and purifying cesium-131 from barium nitrate	7,479,261	20-Jan-2009
403	Method of separating and purifying cesium-131 from barium carbonate	7,531,150	12-May-2009
405	Method for large scale production of cesium-131 with low cesium-132 content	Application 20120142993
406	Method for improving recovery of cesium-131 from barium carbonate	7,510,691	31-Mar-2009

Exhibit E-1

GammaTile, LLC Patent Summary dated January 14, 2017

Carriers
Nickname (Country)	Status (Due Date)
Carriers (AE)	Waiting for Initial Examination
Carriers (BR)	Waiting for Initial Examination
Carriers (CA)	Requested Examination
Carriers (EP)	Waiting for further examination
Carriers (JP)	Office Action Response Due
Gores (US)	Issued Pat. No. 8,876,684
Stars & Dots (US)	Issued Pat. No. 9,492,683
Stars & Dots II (US)	Waiting for Initial Examination
Tiles I (US)	Issued Pat. No. 8,974,364
Tiles II (US)	Issued Pat. No. 9,022,915
Tiles III (US)	Issued Pat. No. 9,545,525
Loaders
Injector (US)	Issued Pat. No. 9,403,033
Injector I (US)	Waiting for Initial Examination
Injector (PCT)	National Stage Filings Due
Loader (CA)	Requested Examination
Loader (EP)	Waiting for Initial Examination
Loader I (US)	Issued Pat. No. 8,939,881
Loader II (US)	Issued Pat. No. 9,409,039
Loader III (US)	Waiting for Initial Examination
Carrier & Loader (US)	Waiting for Initial Examination
Transparent Loader (US)	Non-Provisional Filing (November 29, 2017)
Radiation Shielding
Radiation Shielding Devices (US)	Issued Patent No. 9,526,463
Radiation Shielding Devices II (US)	Waiting for Initial Examination
Radiation Shielding Devices (PCT)	National Stage Filings Due (11/6/2017)
Planning and Surgical Guidance Software
Implant Planning and Surgical Guidance (US)	OA Response Due (2/10/2017)
Design Patents
US	Issued Pat. No. D686341	Loader with lid & 2 guide channels
US	Issued Pat. No. D686744	Tile carrier with cut marks
US	Issued Pat. No. D686745	Gore carrier with cut marks
US	Issued Pat. No. D686746	Gore carrier with extended flap
US	Issued Pat. No. D686747	Gore carrier with no flap
US	Issued Pat. No. D686748	Loader with lid & 1 guide channel
US	Issued Pat. No. D687568	Tile carrier array (6x6)
US	Issued Pat. No. D687966	Tile carrier array (2x2 or larger)
US	Issued Pat. No. D687967	Tile carrier (cut from array)